MOUNTAIN STATES R&D INTERNATIONAL INC.
13801 E. Benson Highway, Suite A
Vail, Arizona  85641

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and incorporation by reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-3 to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings included in our report relating to chain of custody drill hole and bulk surface sample analyses on the Clarkdale Slag Project (the “Report”) which appears in the Annual Report on Form 10-K/A for the year ended December 31, 2008 of Searchlight Minerals Corp.  We concur with the discussion and summary of our Report as it appears in such Annual Report and consent to our being named as an expert in the Registration Statement.

MOUNTAIN STATES R&D INTERNATIONAL INC.

By:	/s/ Roshan Bhappu
Dr. Roshan Bhappu
President

Dated: December 4, 2009